Exhibit 99.1

WEX Inc. Reports First Quarter 2013 Financial Results

Strong transaction growth and record low credit losses drive quarterly results ahead of guidance

SOUTH PORTLAND, Maine--(BUSINESS WIRE)--May 1, 2013--WEX Inc. (NYSE: WEX), a leading provider of corporate payment solutions, today reported financial results for the three months ended March 31, 2013.

First Quarter Financial Results

Total revenue for the first quarter of 2013 increased 18% to $165.4 million from $140.1 million for the first quarter of 2012. Net income to common shareholders on a GAAP basis was $28.7 million, or $0.73 per diluted share, compared with $23.2 million, or $0.59 per diluted share, for the first quarter last year.

On a non-GAAP basis, the Company's adjusted net income for the first quarter of 2013 increased 8% to $38.3 million, or $0.98 per diluted share, from $35.6 million, or $0.91 per diluted share, for the same period a year ago.

WEX uses fuel-price derivative instruments to mitigate financial risks associated with the variability in fuel prices in North America. For the first quarter of 2013, the Company's GAAP financial results include an unrealized pre-tax, non-cash, mark-to-market loss of $5.9 million dollars on these instruments. See Exhibit 1 for a full reconciliation of adjusted net income.

“We kicked off 2013 with first quarter revenue and adjusted net income exceeding our guidance, increasing 18% and 8%, respectively, over last year driven by strong transaction growth, exceptional credit loss performance and investments in our business to support future growth,” said Michael E. Dubyak, WEX chairman and chief executive officer. “Year to date we have made strides in executing on all fronts of our multi-pronged strategy. We advanced our international presence within Asia-Pac, Brazil and Europe as a result of investments in WEX Travel, our virtual payment solution for the travel industry, and further diversified our business all while expanding our Americas Fleet business with some marquee wins. With positive momentum in the business and a robust pipeline of opportunities, we have also positioned WEX for future success as we leverage our investments in our burgeoning growth platforms.”

First Quarter 2013 Performance Metrics

Where applicable, the performance metrics listed below include activity from Fleet One, acquired October 4, 2012, which positively impacted metrics for the first quarter.

  Average number of vehicles serviced worldwide was approximately 7.5 million, an increase of 12% from the first quarter of 2012.
  Total fuel transactions processed increased 10.6% from the first quarter of 2012 to 87.6 million. Payment processing transactions increased 13.5% to 68.7 million; transaction processing transactions increased 0.9% to 18.9 million.
  Average expenditure per payment processing transaction increased 17.6% from the first quarter of 2012 to $87.45.
  Domestic retail fuel price increased 1.1% to $3.76 per gallon from $3.72 per gallon in the first quarter of 2012.
  Total corporate card purchase volume grew 20% to $2.6 billion, from $2.2 billion for the first quarter of 2012.

Financial Guidance and Assumptions

“Strong growth across each area of our business coupled with record low credit losses drove our performance for the first quarter. Though we expect to build off this positive momentum, we are updating our full-year guidance to reflect the recent decline in fuel prices and foreign exchange rates, as well as incorporating the potential impact of the payment card litigation settlement,” said Steve Elder, WEX senior vice president and chief financial officer.

  For the second quarter of 2013, WEX expects revenue in the range of $170 million to $177 million and adjusted net income in the range of $38 million to $41 million, or $0.98 to $1.05 per diluted share.
  For the full year 2013, the Company expects revenue in the range of $716 million to $736 million and adjusted net income to be in the range of $164 million to $170 million, or $4.20 to $4.35 per diluted share.

Second quarter 2013 guidance is based on an assumed average U.S. retail fuel price of $3.58 per gallon, and approximately 39 million shares outstanding. Full-year 2013 guidance is based on an assumed average U.S. retail fuel price of $3.49 per gallon and approximately 39 million shares outstanding. The fuel prices referenced above are based on the applicable NYMEX futures price. WEX is assuming that exchange rates will remain in the range of the current spot rates.

The Company's guidance also assumes that second quarter 2013 domestic fleet credit loss will range between 8 and 13 basis points, and that domestic fleet credit loss for full year 2013 will range between 9 to 14 basis points.

Given the high likelihood that the pending MasterCard merchant litigation settlement will be approved, the Company’s full-year guidance also assumes a negative impact to the Company’s interchange rate, which is expected to be approximately 10 basis points for an eight month period or $0.07 per share.

The Company's guidance does not reflect the impact of any future stock repurchases that may occur in 2013. In addition, this guidance excludes the impact of non-cash, mark-to-market adjustments on the Company's fuel-price-related derivative instruments and the amortization of purchased intangibles as well as the related tax impacts.

Additional Information

Exhibit 1 reconciles adjusted net income, which has not been determined in accordance with GAAP, to net income as determined in accordance with GAAP for the three months ended March 31, 2013 and 2012.

Management uses the non-GAAP measures presented within this news release to evaluate the Company's performance on a comparable basis, to eliminate the volatility associated with its derivative instruments and to measure the amount of cash that is available for making payments on the Company's financing debt and for discretionary purposes. Management believes that investors may find these measures useful for the same purposes, but cautions that they should not be considered a substitute for, or superior to, disclosure in accordance with GAAP.

To provide investors with additional insight into its operational performance, WEX has included in this news release a table of selected non-financial metrics for the five quarters ended March 31, 2013. This table is presented as Exhibit 2. The Company is also providing selected segment review information for the three months ended March 31, 2013 and 2012 in Exhibit 3.

Conference Call Details

In conjunction with this announcement, WEX will host a conference call today, May 1, 2013, at 10:00 a.m. (ET). As previously announced, the conference call will be webcast live on the Internet, and can be accessed at the Investor Relations section of the WEX website, http://www.wexinc.com. The live conference call also can be accessed by dialing (866) 334-7066 or (973) 935-8463. A replay of the webcast will be available on the Company's website.

About WEX Inc.

WEX Inc. (NYSE: WEX) is a leading provider of corporate payment solutions. From its roots in fleet card payments beginning in 1983, WEX has expanded the scope of its business into a multi-channel provider of corporate payment solutions representing more than 7.6 million cardholders and offering exceptional payment security and control across a wide spectrum of business sectors. The Company’s operations include WEX Bank, Fleet One, Pacific Pride, rapid! PayCard, Wright Express Prepaid Cards Australia, Wright Express Fuel Cards Australia, Wright Express New Zealand and CorporatePay Limited, England, as well as a majority equity position in UNIK S.A., Brazil. WEX and its subsidiaries employ more than 1,300 associates. For more information about WEX, please visit www.wexinc.com.

Forward Looking Statement

This news release contains forward-looking statements, including statements regarding: financial guidance; assumptions underlying the Company's financial guidance; management’s expectations for future growth opportunities; and, confidence in future performance. Any statements that are not statements of historical facts may be deemed to be forward-looking statements. When used in this news release, the words "may," "could," "anticipate," "plan," "continue," "project," "intend," "estimate," "believe," "expect" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such words. These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially, including: the effects of general economic conditions on fueling patterns and the commercial activity of fleets; the effects of the Company’s business expansion and acquisition efforts; the Company’s failure to successfully integrate the businesses it has acquired; the failure of corporate investments to result in anticipated strategic value; the impact and range of credit losses; breaches of the Company’s technology systems and any resulting negative impact on our reputation, liability, or loss of relationships with customers or merchants; fuel price volatility; the Company’s failure to maintain or renew key agreements; failure to expand the Company’s technological capabilities and service offerings as rapidly as the Company’s competitors; the actions of regulatory bodies, including banking and securities regulators, or possible changes in banking regulations impacting the Company’s industrial bank and the Company as the corporate parent; the impact of foreign currency exchange rates on the Company’s operations, revenue and income; changes in interest rates; the impact of the Company’s outstanding bonds on its operations; financial loss if the Company determines it necessary to unwind its derivative instrument position prior to the expiration of a contract; the incurrence of impairment charges if our assessment of the fair value of certain of our reporting units changes; the uncertainties of litigation; as well as other risks and uncertainties identified in Item 1A. of the Company's annual report on Form 10-K filed with the Securities and Exchange Commission on March 1, 2013 and the Company's subsequent periodic and current reports. The Company's forward-looking statements and these factors do not reflect the potential future impact of any alliance, merger, acquisition, disposition or stock repurchases. The forward-looking statements speak only as of the date of this news release and undue reliance should not be placed on these statements. The Company disclaims any obligation to update any forward-looking statements as a result of new information, future events or otherwise.

WEX INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)
(unaudited)

	Three months ended March 31,
	2013	2012

Revenues
Fleet payment solutions	$126,039	$109,147
Other payment solutions	39,331	30,975
Total revenues	165,370	140,122

Expenses
Salary and other personnel	40,077	28,715
Service fees	23,805	20,308
Provision for credit losses	3,756	5,043
Technology leasing and support	5,485	4,267
Occupancy and equipment	3,805	2,816
Depreciation, amortization and impairment	14,607	11,317
Operating interest expense	1,147	1,111
Cost of hardware and equipment sold	1,074	727
Other	11,084	7,855

Total operating expenses	104,840	82,159

Operating income	60,530	57,963

Financing interest expense	(7,339)	(2,285)
Loss on foreign currency transactions	(232)	(20)
Net realized and unrealized losses on fuel price derivatives	(7,755)	(18,812)

Income before income taxes	45,204	36,846

Income taxes	16,627	13,610

Net income	28,577	23,236

Less: Net loss from noncontrolling interest	(112)	—

Net earnings attributable to WEX Inc.	$28,689	$23,236

Net earnings attributable to WEX Inc. per share:
Basic	$0.74	$0.60
Diluted	$0.73	$0.59

Weighted average common shares outstanding:
Basic	38,888	38,820
Diluted	39,187	39,123

WEX INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)
(unaudited)

	March 31, 2013	December 31, 2012

Assets
Cash and cash equivalents	$349,720	$197,662
Accounts receivable (less reserve for credit losses of $10,797 in 2013 and $11,709 in 2012)	1,781,444	1,555,814
Available-for-sale securities	15,788	16,350
Property, equipment and capitalized software (net of accumulated depreciation of
$131,388 in 2013 and $125,659 in 2012)	59,434	60,097
Deferred income taxes, net	91,143	100,128
Goodwill	844,158	844,285
Other intangible assets, net	233,616	241,810
Other assets	105,085	90,538

Total assets	$3,480,388	$3,106,684

Liabilities and Stockholders' Equity
Accounts payable	$718,121	$527,838
Accrued expenses	63,514	60,532
Income taxes payable	10,978	10,151
Deposits	1,025,621	890,345
Borrowed federal funds	—	48,400
Revolving line-of-credit facilities and term loan	296,250	621,000
Notes outstanding	400,000	—
Amounts due under tax receivable agreement	86,894	86,550
Fuel price derivatives, at fair value	7,611	1,729
Other liabilities	22,601	20,546

Total liabilities	2,631,590	2,267,091

Commitments and contingencies

Redeemable noncontrolling interest	21,855	21,662

Stockholders' Equity
Common stock $0.01 par value; 175,000 shares authorized, 42,817 in 2013
and 42,586 in 2012 shares issued; 38,899 in 2013 and 38,908 in 2012 shares outstanding	428	426
Additional paid-in capital	160,627	162,470
Retained earnings	759,000	730,311
Accumulated other comprehensive income	37,454	37,379

Less treasury stock at cost, 4,007 shares in 2013 and 3,766 shares 2012	(130,566)	(112,655)

Total stockholders' equity	826,943	817,931

Total liabilities and stockholders' equity	$3,480,388	$3,106,684

WEX INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three months ended March 31,
	2013	2012

Cash flows from operating activities
Net income	$28,577	$23,236
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Fair value change of fuel price derivatives	5,882	13,555
Stock-based compensation	2,406	3,424
Depreciation and amortization	15,156	11,667
Deferred taxes	9,021	1,908
Provision for credit losses	3,756	5,043
Loss on disposal of property, plant and equipment	63	—
Changes in operating assets and liabilities, net of effects of acquisition:
Accounts receivable	(228,297)	(233,962)
Other assets	(2,971)	(9,864)
Accounts payable	190,068	143,296
Accrued expenses	2,984	(4,041)
Income taxes	776	7,205
Other liabilities	1,145	295

Net cash provided by (used for) operating activities	28,566	(38,238)

Cash flows from investing activities
Purchases of property and equipment	(5,560)	(4,968)
Purchases of available-for-sale securities	(65)	(80)
Maturities of available-for-sale securities	502	347

Net cash used for investing activities	(5,123)	(4,701)

Cash flows from financing activities
Excess tax benefits from equity instrument share-based payment arrangements	5,589	2,244
Repurchase of share-based awards to satisfy tax withholdings	(9,985)	(2,608)
Proceeds from stock option exercises	146	1,287
Net change in deposits	135,276	13,085
Net change in borrowed federal funds	(48,400)	40,326
Other financing debt	787	—
Loan origination fee	(12,023)	—
Borrowings on notes outstanding	400,000	—
Net borrowing on 2011 revolving line of credit	(438,500)	(4,400)
Net borrowings on 2011 term loan	(182,500)	—
Borrowings on 2013 term loan	300,000	—
Repayments on 2013 term loan	(3,750)	(2,500)
Purchase of treasury shares	(17,911)	—

Net cash provided by financing activities	128, 729	47,434

Effect of exchange rate changes on cash and cash equivalents	(114)	157

Net increase in cash and cash equivalents	152,058	4,652
Cash and cash equivalents, beginning of period	197,662	25,791

Cash and cash equivalents, end of period	$349,720	$30,443

Supplemental cash flow information
Interest paid	$4,351	$3,319
Income taxes paid	$1,226	$2,248

Significant non-cash transaction
Reduction to rapid! – estimated earn out	$—	$839

Exhibit 1
Reconciliation of Adjusted Net Income to GAAP Net Earnings
First Quarter 2013 and 2012
(in thousands)
(unaudited)

	Three months ended March 31,
	2013	2012

Adjusted net income WEX Inc.	$38,309	$35,567
Unrealized losses on fuel price derivatives	(5,882)	(13,555)
Amortization of acquired intangible assets	(8,379)	(5,086)
Deferred loan costs associated with the extinguishment of debt	(1,004)	—
ANI adjustments attributable to noncontrolling interest	346	—
Tax impact	5,299	6,310

Net earnings attributable to WEX Inc.	$28,689	$23,236

Although adjusted net income is not calculated in accordance with generally accepted accounting principles (GAAP), this measure is integral to the Company's reporting and planning processes. The Company considers this measure integral because it eliminates the non-cash volatility associated with the fuel price related derivative instruments, and excludes the amortization of purchased intangibles, deferred loan cost associated with the extinguishment of debt, goodwill impairment, asset impairment, other charges related to the acquisition of Fleet One, the net impact of tax rate changes on the Company's deferred tax asset and related changes in the tax-receivable agreement including the former shareholder of RD Card Holdings Australia. Specifically, in addition to evaluating the Company's performance on a GAAP basis, management evaluates the Company's performance on a basis that excludes the above items because:

  Exclusion of the non-cash, mark-to-market adjustments on fuel-price related derivative instruments helps management identify and assess trends in the Company's underlying business that might otherwise be obscured due to quarterly non-cash earnings fluctuations associated with fuel-price derivative contracts;
  The non-cash, mark-to-market adjustments on derivative instruments are difficult to forecast accurately, making comparisons across historical and future quarters difficult to evaluate; and
  The amortization of purchased intangibles, goodwill impairment, asset impairment and other charges related to the acquisition of Fleet One, the net impact of tax rate changes on the Company's deferred tax asset and related tax refund due to former shareholders of RD Card Holdings Australia have no impact on the ongoing operations of the business.

For the same reasons, WEX believes that adjusted net income may also be useful to investors as one means of evaluating the Company's performance. However, because adjusted net income is a non-GAAP measure, it should not be considered as a substitute for, or superior to, net income, operating income or cash flows from operating activities as determined in accordance with GAAP. In addition, adjusted net income as used by WEX may not be comparable to similarly titled measures employed by other companies.

The tax impact of the foregoing adjustments is the difference between the Company’s GAAP tax provision and a pro forma tax provision based upon the Company’s adjusted net income before taxes. The methodology utilized for calculating the Company’s adjusted net income tax provision is the same methodology utilized in calculating the Company’s GAAP tax provision.

Exhibit 2
Selected Non-Financial Metrics

	Q1 2013	Q4 2012	Q3 2012	Q2 2012	Q1 2012
Fleet Payment Solutions – Payment Processing Revenue:
Payment processing transactions (000s)	68,742	70,091	66,155	63,912	60,557
Gallons per payment processing transaction	22.8	22.7	19.3	19.5	19.5
Payment processing gallons of fuel (000s)	1,567,230	1,592,347	1,274,798	1,243,466	1,178,090
Average US fuel price (US$ / gallon)	$3.76	3.69	3.74	3.79	3.72
Average Australian fuel price (US$ / gallon)	$5.75	5.82	5.42	5.60	5.80
Payment processing $ of fuel (000s)	$6,011,767	6,083,379	4,868,631	4,823,656	4,503,698
Net payment processing rate*	1.38%	1.40%	1.62%	1.63%	1.64%
Fleet payment processing revenue (000s)	$83,194	85,371	78,803	78,451	73,855

Other Payment Solutions – Payment Processing Revenue:**
Payment solutions purchase volume (000s)	$2,635,062	2,494,508	3,182,032	2,822,657	2,189,578
Net interchange rate	0.96%	0.94%	0.90%	0.90%	0.90%
Payment solutions processing revenue (000s)	$25,238	23,322	28,544	25,417	19,747

*The decline in the net payment process rate during Q4 2012 is primarily due to the acquisition of Fleet One in October of 2012.
** Excludes payment processing revenue from rapid! Paycard and UNIK

Definitions and explanations:

Payment processing transactions represents the total number of purchases made by fleets that have a payment processing relationship with WEX.

Payment processing gallons of fuel represents the total number of gallons of fuel purchased by fleets that have a payment processing relationship with WEX.

Payment processing $ of fuel represents the total dollar value of the fuel purchased by fleets that have a payment processing relationship with WEX.

Net payment processing rate represents the percentage of the dollar value of each payment processing transaction that WEX records as revenue from merchants less any discounts given to fleets or strategic relationships.

Payment solutions purchase volume represents the total dollar value of all transactions that use corporate charge card products including single use account products.

Net interchange rate represents the percentage of the dollar value of each transaction that WEX records as revenue less any discounts given to customers.

Exhibit 3
Segment Revenue Information
Three Months Ended March 31, 2013 and 2012
(in thousands)
(unaudited)

Fleet Payment Solutions

	Three months ended March 31,		Increase (decrease)
(in thousands)	2013	2012	Amount	Percent

Revenues
Payment processing revenue	$83,194	73,855	$9,339	13%
Transaction processing revenue	4,610	3,981	629	16%
Account servicing revenue	18,563	15,454	3,109	20%
Finance fees	13,248	11,189	2,059	18%
Other	6,424	4,668	1,756	38%

Total revenues	$126,039	$109,147	$16,892	15%

Other Payment Solutions

	Three months ended March 31,		Increase (decrease)
(in thousands)	2013	2012	Amount	Percent

Revenues
Payment processing revenue	$27,132	$20,165	$6,967	35%
Transaction processing revenue	1,548	2,038	(490)	(24)%
Account servicing revenue	2,443	1,044	1,399	134%
Finance fees	1,469	172	1,297	754%
Other	6,739	7,556	(817)	(11	) %

Total revenues	$39,331	$30,975	$8,356	27%

CONTACT:
WEX Inc.
News media contact:
Jessica Roy, 207-523-6763
Jessica.Roy@wexinc.com
or
Investor relations contact:
Michael E. Thomas, 207-523-6743
Michael.Thomas@wexinc.com